PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CONFERENCE CALL FOR FIRST TRUST DYNAMIC EUROPE EQUITY INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- November 16, 2016 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Dynamic Europe Equity Income Fund (NYSE: FDEU) (the "Fund") intends to host a conference call with Henderson Global Investors (North America) Inc. and Henderson Investment Management Limited, the Fund's investment sub-advisors, on WEDNESDAY, NOVEMBER 30, 2016, AT 11:00 A.M. EASTERN TIME. The purpose of the call is to hear the Fund's sub-advisors provide an update for the market and the Fund.

--    Dial-in Numbers: (877) 702-9041; International (719) 386-0002; and
      Passcode # 864098. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (888) 203-1112; and International (719) 457-0820 Passcode # 6136620. The replay will be available after the call until 11:59 P.M. Eastern Time on Friday, December 30, 2016.

The Fund is a non-diversified, closed-end management investment company that seeks to provide a high level of current income with a secondary focus on capital appreciation. The Fund seeks to achieve its investment objectives by investing at least 80% of its managed assets in a portfolio of equity securities of European companies of any market capitalization, including, but not limited to, common and preferred stock that pay dividends, depositary receipts and real estate investment trusts. The Fund seeks to focus its equity investments on income producing securities. The Fund utilizes a dynamic currency hedging process, which includes, at the discretion of the portfolio managers, the use of forward foreign currency exchange contracts to hedge a portion of the Fund's currency exposure. To generate additional income, the Fund writes (or sells) call options on portfolio equity securities and certain broad-based securities indices in an amount up to 40% of the value of its managed assets.

First Trust Advisors L.P., the Funds' investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $95 billion as of October 31, 2016 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Henderson Global Investors (North America) Inc. ("Henderson") serves as the Fund's investment sub-advisor. Henderson is an indirect, wholly-owned subsidiary of Henderson Group plc ("Henderson Group"), a London-based global investment management firm that provides a full spectrum of investment products and services to clients around the world. First Trust Advisors L.P. and Henderson have engaged Henderson Investment Management Limited, a registered investment adviser and an indirect, wholly-owned subsidiary of Henderson Group, as the sub-sub-advisor responsible for certain investment decisions of the Fund. With offices in 19 cities with more than 1,000 employees, Henderson Group managed approximately $131 billion in assets as of September 30, 2016.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com in advance of the call and refer to FDEU, by Monday, November 28, 2016, 11:00 A.M. Eastern Time.

Principal Risk Factors: The Fund is subject to risks, including the fact that it is a non-diversified closed-end management investment company. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Because the Fund will invest primarily in securities of non-U.S issuers, which are generally denominated in non-U.S. currencies, there are risks not typically associated with investing in securities of U.S. issuers. Non-U.S. issuers are subject to higher volatility than securities of U.S. issuers. An investor may lose money if the local currency of a non-U.S. market depreciates against the U.S. dollar.

Investments in securities of issuers located in emerging market countries are considered speculative and there is a heightened risk of investing in emerging markets securities.

The Fund will engage in practices and strategies that will result in exposure to fluctuations in foreign exchange rates, thus subjecting it to foreign currency risk.

The Fund's use of derivatives may result in losses greater than if they had not been used, may require the Fund to sell or purchase portfolio securities at inopportune times, may limit the amount of appreciation the Fund can realize on an investment, or may cause the Fund to hold a security that it might otherwise sell.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The risks of investing in the Fund are spelled out in the shareholder reports and other regulatory filings.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source:  First Trust Advisors L.P.